EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
between
CITIZENS & NORTHERN CORPORATION
and
CITIZENS BANCORP, INC.
December 21, 2006

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2006, is made by and between CITIZENS & NORTHERN CORPORATION (“C&N”), a Pennsylvania corporation having its principal place of business in Wellsboro, Pennsylvania, and CITIZENS BANCORP, INC. (“Citizens”), a Pennsylvania corporation having its principal place of business in Coudersport, Pennsylvania.

BACKGROUND

1. C&N and Citizens desire for Citizens to merge with and into C&N, with C&N surviving such merger, in accordance with the laws of the Commonwealth of Pennsylvania and the plan of merger set forth herein.

2. The respective Boards of Directors of C&N and Citizens have each approved this Agreement (as hereinafter defined) and the Merger (as hereinafter defined) in accordance with their respective articles of incorporation and bylaws and the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) and determined that the Merger is advisable.

3. Simultaneously with the execution and delivery of this Agreement, the directors and executive officers of Citizens are executing and delivering to C&N a Letter Agreement in the form attached hereto as Exhibit 2.

4. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code.

5. Concurrently with the Merger, the Parties desire to merge Citizens Trust Company (“CTC”), a Pennsylvania bank and trust company and wholly-owned subsidiary of Citizens, with and into Citizens & Northern Bank (“C&N Bank”), a Pennsylvania bank and trust company and wholly-owned subsidiary of C&N, with C&N Bank surviving such merger in accordance with the Bank Plan of Merger (as hereinafter defined).

6. C&N and Citizens desire to provide the terms and conditions governing the transactions contemplated herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.01 — Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal shall have the meaning given to that term in Section 4.06 of this Agreement.

Affiliate means, with respect to any Person, any other Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person.

Agreement means this Agreement and Plan of Merger, together with the exhibits referenced herein, and any amendment or supplement hereto.

Applications means the applications for regulatory approval which are required in connection with the transactions contemplated hereby.

Articles of Merger means the articles of merger to be executed by C&N and Citizens and to be filed in the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

Average Closing Price means the average of the C&N Market Prices for each of the twenty (20) trading days during the Determination Period (as defined in Section 6.01(d)(iii)).

BHC Act means the Bank Holding Company Act of 1956, as amended.

Bank Merger means the merger of CTC with and into C&N Bank, with C&N Bank surviving the merger, as contemplated by Section 1.03 of this Agreement.

Bank Plan of Merger means the plan of merger to be entered into between CTC and C&N Bank pursuant to this Agreement, providing for the merger of CTC with and into C&N Bank, with C&N Bank surviving such merger, substantially in the form attached hereto as Exhibit 1.

BCL shall have the meaning given to that term in the Background section of this Agreement.

Business Day means any day on which banks are not required or authorized to close in the Commonwealth of Pennsylvania.

C&N shall have the meaning given to that term in the introductory paragraph of this Agreement.

C&N Bank shall have the meaning given to that term in the Background section of this Agreement.

C&N Common Stock shall have the meaning given to that term in Section 3.02(a) of this Agreement.

C&N Disclosure Schedule means a disclosure schedule delivered by C&N to Citizens pursuant to this Agreement.

C&N Financials means (i) the annual audited consolidated financial statements of C&N as of December 31, 2005, 2004 and 2003 and for each of the years then ended, including the notes thereto, and any audited consolidated financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim consolidated financial statements, including the notes thereto, of C&N as of each calendar quarter thereafter, in each case under (i) or (ii) as included in Securities Documents filed by C&N.

C&N Market Price means, as of any date, the closing sale price for a share of C&N Common Stock, as reported on the Nasdaq Capital Market.

C&N Regulatory Reports means the reports and accompanying schedules of C&N or C&N Bank, as the case may be, filed with any Regulatory Authority for each applicable period from December 31, 2005 through the Closing Date.

C&N Subsidiaries means the Subsidiaries of C&N, including C&N Bank.

Cash Consideration shall have the meaning given to that term in Section 1.02(e)(iii)(B)

Cash Election means an election to receive the Cash Consideration with respect to all of a holder’s shares of Citizens Common Stock.

Cash Election Shares means, subject to the allocation rules set forth in Section 1.02(h), shares of Citizens Common Stock that are to be converted into the right to receive the Cash Consideration.

Citizens shall have the meaning given to that term in the introductory paragraph of this Agreement.

Citizens Certificates shall have the meaning given to that term in Section 1.02(f).

Citizens Common Stock means the common stock of Citizens described in Section 2.02(a).

Citizens Disclosure Schedule means a disclosure schedule delivered by Citizens to C&N pursuant to this Agreement.

Citizens ERISA Affiliate shall have the meaning given to that term in Section 2.12.

Citizens Financials means (i) the annual audited financial statements of Citizens as of December 31, 2005, 2004 and 2003, and for each of the years then ended, including the notes thereto, and any audited financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim financial statements, including the notes thereof, of Citizens as of each calendar quarter thereafter.

Citizens Regulatory Reports means the reports, and accompanying schedules, of Citizens or CTC, as the case may be, filed with any Regulatory Authority for each applicable period from December 31, 2005 through the Closing Date.

Closing Date means the date designated as the Closing Date by the Parties which shall be not later than twenty (20) days after the last condition precedent (other than the delivery of certificates or other instruments or documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date upon which C&N and Citizens shall agree.

CRA means the Community Reinvestment Act.

CTC shall have the meaning given to that term in the Background section of this Agreement.

Disclosure Schedule means the C&N Disclosure Schedule and/or the Citizens Disclosure Schedule, as the context shall require.

Dissenting Citizens Shares shall have the meaning given to that term in Section 1.02(e)(v).

Effective Date means the date specified in the Articles of Merger which may be the same as the Closing Date.

Effective Time means the time specified in the Articles of Merger for the effectiveness of the Merger, or, if no time is specified, the time of filing the Articles of Merger.

Election means a Cash Election, Stock Election and/or Mixed Election, as the context shall require.

Election Deadline means a date to be established by C&N as the date by which holders of Citizens Common Stock must submit to the Exchange Agent an Election Form in order to make a timely Election.

Election Form means a form to be delivered to holders of Citizens Common Stock by the Exchange Agent pursuant to Section 1.02(f) by which holders of Citizens Common Stock may make an Election with respect to the Merger Consideration.

Environmental Law means any Law relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent shall have the meaning given that term in Section 1.02(i)(i).

Exchange Fund shall have the meaning given that term in Section 1.02(i)(ii).

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

FLSA means the Fair Labor Standards Act of 1938.

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles as in effect at the relevant date.

IRC means the Internal Revenue Code of 1986, as amended.

IRS means the Internal Revenue Service.

Knowledge of C&N means the actual knowledge of any executive officer or director of C&N or C&N Bank.

Knowledge of Citizens means the actual knowledge of any executive officer or director of Citizens or CTC.

Labor and Employment Law means any Law relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.

Law shall mean any law (including common law), constitution statute, treaty, regulation, rule, ordinance, opinion, ruling, order, injunction, writ, decree or award of any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, commission, department or instrumentality thereof, or of any court, tribunal or arbitrator, or any agreement with any Regulatory Authority.

Letter Agreement has the meaning given that term in Section 4.13 of this Agreement.

Material Adverse Effect shall mean, with respect to any Party or a referenced Subsidiary of a Party, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis; provided, however, that Material Adverse Effect shall not be deemed to include: (a) any change in the value of the respective investment and loan portfolios of a Party resulting from a change in interest rates generally; (b) any change occurring after the date hereof in any Law or in GAAP applicable to financial institutions generally; (c) reasonable expenses (plus reasonable legal fees, costs and expenses relating to any litigation arising as a result of the Merger) incurred in connection with this Agreement and the transactions contemplated hereby; (d) actions or omissions of a Party (or any of its Subsidiaries) that are specifically contemplated hereby or are taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby; (e) any effect with respect to a Party hereto caused, in whole or in substantial part, by the other Party; (f) any effect relating to the announcement of this Agreement; and (g) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect a Party.

Merger means the merger of Citizens with and into C&N, with C&N surviving such Merger, as contemplated by this Agreement.

Merger Consideration means the Cash Consideration, or the Stock Consideration, as applicable.

Mixed Election shall have the meaning given to that term in Section 1.02(f)(iii).

Nasdaq Capital Market means the Capital Market tier of the Nasdaq Stock Market, operated by Nasdaq Stock Market, Inc.

No Election Shares shall have the meaning given to that term in Section 1.02(f).

Party means C&N, or Citizens, as the context shall require.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be included in the Registration Statement and transmitted to holders of Citizens Common Stock in connection with the transactions contemplated by this Agreement.

Reallocated Cash Shares shall have the meaning given to that term in Section 1.02(h)(i)(B).

Reallocated Stock Shares shall have the meaning given to that term in Section 1.02(h)(ii)(B).

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the C&N Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement shall have the meaning given to that term in Sections 2.11(b) and 3.09(b).

Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the Federal Reserve Board, the FDIC, the PDB or the respective staffs thereof.

Rights means any subscription, option, warrant, call, commitment, agreement or other rights, convertible securities or other capital stock equivalents which obligate an entity to issue its securities, of any character, relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any security of an entity or any other securities representing the right to vote, purchase or otherwise receive any shares of any security of an entity.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Stock Consideration shall have the meaning given that term in Section 1.02(e)(iii)(A).

Stock Election means an election to receive the Stock Consideration with respect to all of a holder’s shares of Citizens Common Stock.

Stock Election Shares means, subject to the allocation rules set forth in Section 1.02(h), shares of Citizens Common Stock to be converted into the right to receive the Stock Consideration.

Subsidiary means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which is owned, either directly or indirectly, by another entity, except any association the stock of which is held in the ordinary course of the lending activities of a bank.

Surviving Corporation shall have the meaning given that term in Section 1.02(b)(i) of this Agreement.

Section 1.02 — The Merger.

(a) Closing.  The closing will take place at the offices of Rhoads & Sinon LLP, counsel to C&N, in Harrisburg, Pennsylvania, on the Closing Date or at such other place, and at such time, as are agreed to by the Parties; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, C&N and Citizens shall cause the Articles of Merger to be duly executed and filed with the PDS.

(b) The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time: Citizens shall merge with and into C&N; the separate existence of Citizens shall cease; C&N shall be the surviving corporation in the Merger (C&N, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”); and all of the property (real, personal and mixed), rights, powers and duties and obligations of Citizens shall be taken and deemed to be transferred to and vested in C&N, as the Surviving Corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Citizens and C&N shall thereafter be the responsibility of C&N, all in accordance with the applicable Laws.

(c) C&N’s Articles of Incorporation and Bylaws.  At and after the Effective Time, the articles of incorporation and the bylaws of C&N, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of C&N, as the Surviving Corporation in the Merger, until thereafter altered, amended or repealed.

(d) Board of Directors and Officers of the Surviving Corporation.

(i) At the Effective Time, the board of directors of C&N, as the Surviving Corporation, shall consist of each person holding such office of C&N immediately prior to the Effective Time. C&N shall take all actions necessary to cause Charles H. Updegraff, Jr. (the “Citizens Designee”) to become a member of the board of directors of the Surviving Corporation immediately after the Effective Time, as a Class I Director with a term of office through C&N’s 2009 annual meeting of shareholders. The Citizens Designee shall thereafter hold office for the term to which he is appointed and until his successor is elected and qualified or otherwise in accordance with applicable law and the articles of incorporation and bylaws of C&N. C&N agrees to re-nominate the Citizens Designee for at least one full three-year term after the expiration of his initial term, provided the Citizens Designee continues to meet the eligibility requirements for directors of C&N imposed by any Regulatory Authority and C&N’s bylaws and absent a finding by a court of competent jurisdiction of a breach of such person’s fiduciary duty to C&N,

(ii) The officers of C&N duly elected and holding office immediately prior to the Effective Time shall continue to be the officers of C&N as the Surviving Corporation immediately after the Effective Time.

(iii) On the effective date of the Bank Merger, the board of directors of C&N Bank, as the surviving institution in the Bank Merger, shall consist of (A) those persons holding such office of C&N Bank immediately prior to such Effective Date and (B) the Citizens Designee. C&N shall cause the Citizens Designee to be appointed as a director of C&N Bank effective as of the Effective Date of the Bank Merger and, provided such person continues to be employed by C&N Bank and continues to satisfy the requirements of C&N Bank’s bylaws and absent finding by a court of competent jurisdiction of a breach of such director’s fiduciary duty to C&N Bank, to be nominated and recommended by the board of directors of C&N to serve no less than two (2) successive one (1) year terms as a director of C&N Bank and to hold office for the term to which he is appointed and until his successor has been duly elected and qualified or otherwise in accordance with applicable law and the articles of incorporation and bylaws of C&N Bank.

(iv) On the effective date of the Bank Merger, the officers of C&N Bank duly elected and holding office immediately prior to such effective date shall continue to be the officers of C&N Bank as the surviving institution in the Bank Merger and Charles H. Updegraff, Jr. shall be appointed as an Executive Vice President and Chief Operating Officer of C&N Bank, pursuant to an Addendum to Employment Agreement executed concurrently with this Agreement and effective as of the Effective Date.

(e) Effect on Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of C&N, Citizens or the holders of any of the following securities, the following shall occur:

(i) Outstanding C&N Common Stock.  Each share of C&N Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of C&N Common Stock, except that shares of C&N Common Stock owned by Citizens (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of C&N.

(ii) Cancellation of Certain Common Stock.  Each share of Citizens Common Stock that is owned by C&N, by Citizens as treasury shares, or by any of their respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iii) Conversion of Citizens Common Stock.  Each share of Citizens Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(e)(ii) and Dissenting Citizens Shares) shall be converted into the right to receive, at the election of the holder thereof either: (A) 1.297 shares of C&N Common Stock, subject to adjustment as provided in Section 1.02(j) below (the “Stock Consideration”), or (B) $28.57 in cash (the “Cash Consideration”). Notwithstanding the foregoing, and giving effect to Section 1.02(e)(ii) hereof, (1) the number of shares of Citizens Common Stock to be converted into the right to receive the Stock Consideration on the Effective Date shall be equal to fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date and (2) the number of shares of Citizens Common Stock to be converted into the right to receive the Cash Consideration on the Effective Date shall be equal to fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, minus (x) the number of Dissenting Citizens Shares, if any, and (y) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(e)(iv).

(iv) Cash in Lieu of Fractional Shares.  Notwithstanding anything herein to the contrary, no fraction of a whole share of C&N Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former Citizens shareholder who would otherwise be entitled to receive a fraction of a share of C&N Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Closing Price.

(v) Dissenting Citizens Shares.  The outstanding shares of Citizens Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting Citizens Shares”) pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters’ rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL. If any such holder of Citizens Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting Citizens Shares held by such holder shall thereupon be treated as No Election Shares.

(f) Election Procedures.  C&N shall cause the Exchange Agent to mail an Election Form to holders of Citizens Common Stock not more than fifty (50) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i) To elect to receive the Stock Consideration with respect to all of their shares of Citizens Common Stock (the “Stock Election Shares”); or

(ii) To elect to receive the Cash Consideration with respect to all of their shares of Citizens Common Stock (the “Cash Election Shares”); or

(iii) To elect to receive the Stock Consideration with respect to a specified number of their shares of Citizens Common Stock and the Cash Consideration with respect to their remaining shares of Citizens Common Stock (a “Mixed Election”). With respect to each holder of Citizens Common Stock who makes a Mixed Election, their shares of Citizens Common Stock to be converted into the right to receive the Stock Consideration shall be treated as Stock Election Shares and their shares of Citizens Common Stock to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares, in each case subject to the allocation rules set forth in Section 1.02(h) of this Agreement.

The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of Citizens Common Stock during the period between the record date for the mailing of the Election Form and the Election Deadline. If a holder of Citizens Common Stock: (i) does not submit a properly completed

Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters’ rights pursuant to Section 1.02(e)(v) of this Agreement, the shares of Citizens Common Stock held by such holder shall be deemed “No Election Shares”. Nominee record holders who hold Citizens Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No Election Shares. For purposes of Section 1.02(h), any Dissenting Citizens Shares shall be deemed to be Cash Election Shares, provided that Dissenting Citizens Shares shall not under any circumstance be converted into Reallocated Stock Shares.

(g) Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither C&N, Citizens nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(h) Allocation.  All Elections shall be subject to the following allocation rules. The Exchange Agent shall effect the allocation of the aggregate Merger Consideration among the holders of Citizens Common Stock in accordance with their respective Election Forms, but subject to the following allocation rules:

(i) Aggregate Stock Consideration Overelected.  If the number of Stock Election Shares exceeds fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, then:

(A) All Cash Election Shares (subject to Section 1.02(e)(v) with respect to Dissenting Citizens Shares) and No Election Shares shall be converted into the right to receive the Cash Consideration.

(B) The Exchange Agent shall convert, on a pro rata basis described in subsection 1.02(h)(iii) below, a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the number of Stock Election Shares, excluding the Reallocated Cash Shares, shall equal fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, and the Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(C) The Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(ii) Aggregate Cash Consideration Overelected.  If the number of Cash Election Shares, (including for these purposes the number of any Dissenting Citizens Shares), plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(e)(iv), exceeds fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, then:

(A) All Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration.

(B) The Exchange Agent shall convert, on a pro rata basis described in subsection 1.02(h)(iii) below, a sufficient number of Cash Election Shares (excluding Dissenting Citizens Shares) into Stock Election Shares (“Reallocated Stock Shares”) such that the number of Cash Election Shares, excluding the Reallocated Stock Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, shall equal fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, and the Reallocated Stock Shares will be converted into the right to receive the Stock Consideration; and

(C) The Cash Election Shares (subject to Section 1.02(e)(v) with respect to Dissenting Citizens Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.

(iii) Pro Rata Reallocations.  If the Exchange Agent is required pursuant to subsection 1.02(h)(i)(B) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares in accordance with the number of Stock Election Shares held by such holder. If the Exchange Agent is required pursuant to subsection 1.02(h)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares in accordance with the number of Cash Election Shares held by such holder.

(iv) Exchange Agent Discretion.  In order to ensure that the limits specified with respect to the aggregate Merger Consideration are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth in Section 1.02(h) of this Agreement, shall have reasonable discretion to round calculations or otherwise adjust the results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.

(i) Surrender and Exchange of Citizens Stock Certificates.

(i) Exchange Agent.  Prior to the Effective Time, C&N shall appoint C&N Bank, as the exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(ii) Exchange Fund.  Three (3) days prior to the Effective Time, C&N shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Citizens Common Stock, sufficient cash and certificates representing shares of C&N Common Stock to make all payments and deliveries to shareholders of Citizens pursuant to Section 1.02(e)(iii) and (iv). Any cash and certificates for C&N Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(iii) Exchange Procedures.  As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) days thereafter), C&N shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of Citizens Common Stock (a “Citizens Certificate”) a letter of transmittal which shall specify that delivery of the Citizens Certificates shall be effected, and risk of loss and title to the Citizens Certificates shall pass, only upon delivery of the Citizens Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as C&N may reasonably specify and instructions for effecting the surrender of such Citizens Certificates in exchange for the Merger Consideration. Upon surrender of a Citizens Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Citizens Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of C&N Common Stock that such holder has the right to receive pursuant to Section 1.02(e) (iii)  and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(e)(iii) and (iv). No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(e)(iii) and (iv). In the event of a transfer of ownership of Citizens Common Stock which is not registered in the transfer records of Citizens, a certificate representing, in the aggregate, the proper number of shares of C&N Common Stock pursuant to Section 1.02(e)(iii) and/or a check in the proper amount pursuant to Sections 1.02(e)(iii) and (iv) may be issued with respect to such Citizens Common Stock, as the case may be, to such a transferee if the Citizens Certificate formerly representing such shares of Citizens Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iv) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to shares of C&N Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Citizens Certificate with respect to the shares of C&N Common Stock that such Citizens Certificate holder would be entitled to receive upon surrender of such Citizens Certificate until such holder shall surrender such Citizens Certificate in accordance with Section 1.02(i)(iii). Subject to the effect of applicable laws, following surrender of any such Citizens Certificate, there shall be paid to such holder of shares of C&N Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of C&N Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of C&N Common Stock.

(v) No Further Ownership Rights.  All shares of C&N Common Stock issued and cash paid upon conversion of shares of Citizens Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Citizens Common Stock.

(vi) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Citizens Certificates for twelve (12) months after the Effective Date shall be delivered to C&N or otherwise on the instructions of C&N and any holders of the Citizens Certificates who have not previously complied with this Section 1.02(i) shall thereafter look only to C&N for the Merger Consideration with respect to the shares of Citizens Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(e)(iii), any cash in lieu of fractional shares of C&N Common Stock to which such holders are entitled pursuant to Section 1.02(e)(iv) and any dividends or distributions with respect to shares of C&N Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv).

(vii) No Liability.  None of C&N, Citizens, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(viii) Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by C&N; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, respectively, and further provided, however, that no holder of shares of Citizens Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to C&N.

(ix) Lost Certificates.  If any Citizens Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Citizens Certificate to be lost, stolen or destroyed and, if required by C&N the posting by such Person of a bond in such reasonable amount as C&N may direct as indemnity against any claim that may be made against it with respect to such Citizens Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Citizens Certificate the applicable Merger Consideration with respect to the shares of Citizens Common Stock formerly represented thereby, any cash in lieu of fractional shares of C&N Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of C&N Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).

(x) Withholding Rights.   C&N shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Citizens Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of tax Law. To the extent that amounts are so withheld by C&N, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Citizens Common Stock in respect of which such deduction and withholding was made by C&N.

(xi) Stock Transfer Books.  At the close of business on the Effective Date, the stock transfer books of Citizens with respect to Citizens Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Citizens of shares of Citizens Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Citizens Certificates shall cease to have any rights with respect to such shares of Citizens Common Stock, formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Citizens Certificates presented to the Exchange Agent or C&N for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Citizens Common Stock, formerly represented thereby, any cash in lieu of fractional shares of C&N Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of C&N Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).

(j) Anti-Dilution Provisions.  If C&N shall, at any time before the Effective Date, (A) declare a dividend in shares of C&N Common Stock payable to shareholders of record before the Effective Date, (B) combine the outstanding shares of C&N Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of C&N Common Stock, or (D) reclassify the shares of C&N Common Stock, then, in any such event, the number of shares of C&N Common Stock to be delivered to Citizens shareholders who are entitled to receive shares of C&N Common Stock in exchange for shares of Citizens Common Stock shall be adjusted so that each Citizens shareholder shall be entitled to receive such number of shares of C&N Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event; provided, however, that notwithstanding the foregoing, the shares of C&N Common Stock to be delivered to Citizens shareholders who are entitled to receive shares of C&N Common Stock in exchange for shares of Citizens Common Stock shall not be adjusted to reflect the 1% stock dividend declared by C&N in December, 2006, with a payment date in January, 2007. In addition, in the event that, prior to the Effective Date, C&N enters into an agreement pursuant to which shares of C&N Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Citizens shareholder entitled to receive shares of C&N Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

Section 1.03 — The Bank Merger.  C&N and Citizens shall use their best efforts to cause CTC to merge with and into C&N Bank on the Effective Date, concurrently with, or as soon as practicable after the Merger, with C&N Bank surviving such merger. Concurrently with, or as soon as reasonably practicable after, the execution and delivery of this Agreement, C&N shall cause C&N Bank, and Citizens shall cause CTC, to execute and deliver the Bank Plan of Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CITIZENS

Citizens hereby represents and warrants to C&N that, except as specifically set forth in the Citizens Disclosure Schedule delivered to C&N by Citizens on the date hereof:

Section 2.01 — Organization.

(a) Citizens is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Citizens is a bank holding company duly registered under the BHC Act. Citizens has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Citizens is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Citizens.

(b) CTC is a Pennsylvania bank and trust company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. CTC has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operating by it. CTC is qualified or licensed to do business in each jurisdiction in which it is required to be so qualified or licensed as a result of the ownership or leasing of property or the conduct of its a business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CTC.

(c) There are no Citizens Subsidiaries other than CTC.

(d) The deposits of CTC are insured by the FDIC to the extent provided in the FDIA.

(e) The respective minute books of Citizens and CTC accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees) through the date hereof.

(f) Prior to the date of this Agreement, Citizens has delivered to C&N true and correct copies of the articles of incorporation and bylaws of Citizens and CTC, each as in effect on the date hereof.

Section 2.02 — Capitalization.

(a) The authorized capital stock of Citizens consists exclusively of (i) 3,000,000 shares of common stock, no par value (“Citizens Common Stock”), of which 4,273 shares have been issued and are held by Citizens as treasury stock and 1,016,824 shares are outstanding, validly issued, fully paid and nonassessble, and (ii) 100,000 shares of preferred stock, no par value, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Citizens Common Stock were issued in violation of any preemptive rights. Except as set forth in the Citizens Disclosure Schedule, Citizens has no Rights authorized, issued or outstanding, other than the Letter Agreements.

(b) The authorized capital stock of CTC consists of 500,000 shares of common stock, $1.25 par value per share, of which 305,060 shares are outstanding, validly issued, fully paid and nonassessable. All such shares are owned by Citizens free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature. No shares of CTC common stock were issued in violation of any preemptive rights. CTC has no Rights authorized, issued or outstanding.

(c) Except as set forth in the Citizens Disclosure Schedule, CTC owns no equity interest, directly or indirectly, in any other Person except for equity interests held in the investment portfolios of CTC, equity interests held by CTC in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of CTC. There are no Rights outstanding and held by Citizens or CTC with respect to any equity of any other Person.

(d) To the Knowledge of Citizens, except as disclosed in Citizens Disclosure Schedule 2.02, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Citizens Common Stock.

Section 2.03 — Authority; No Violation.

(a) Subject to (i) approval by the shareholders of Citizens of this Agreement and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals, Citizens has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. CTC has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger, subject to receipt of all necessary approvals of Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals. The execution and delivery of this Agreement by Citizens and the completion by Citizens of the transactions contemplated hereby and thereby have been unanimously and duly and validly approved by the board of directors of Citizens, at a meeting duly called and held, and, except for approval by the shareholders of Citizens, no other corporate proceedings on the part of Citizens are necessary to complete the transactions contemplated hereby (other than the Bank Merger). This Agreement has been duly and validly executed and delivered by Citizens and, subject to (i) approval of the shareholders of Citizens of this Agreement and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of Citizens, enforceable against Citizens in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by CTC, will constitute the valid and binding obligation of CTC, enforceable against CTC in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) None of (A) the execution and delivery of this Agreement by Citizens, (B) the execution and delivery of the Bank Plan of Merger by CTC, (C) subject to receipt of approvals from the Regulatory Authorities referred to in

Section 3.04 hereof and Citizens’ and C&N’s compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by Citizens or CTC with any of the terms or provisions hereof or of the Bank Plan of Merger, will (i) conflict with or result in a breach of any provision of the articles of incorporation or association or bylaws of Citizens or CTC; (ii) violate any Law applicable to Citizens or CTC or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Citizens or CTC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Citizens or CTC is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Citizens or Citizens’ or CTC’s ability to consummate the transactions contemplated herein.

Section 2.04 — Consents.   Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Citizens under the BCL, Citizens’ articles of incorporation and bylaws, and the approval of the Bank Plan of Merger by Citizens as the sole shareholder of CTC and by the board of directors of CTC, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with the execution and delivery of this Agreement and the completion by Citizens and CTC of the transactions contemplated hereby or by the Bank Plan of Merger. As of the date hereof, to the Knowledge of Citizens, there is no reasonable basis to expect that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Citizens’ ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.05 — Financial Statements.

(a) Except as disclosed in Citizens Disclosure Schedule 2.05, Citizens has previously delivered to C&N the Citizens Regulatory Reports filed through November 30, 2006 and will deliver to C&N the Citizens Regulatory Reports for any dates or periods after November 30, 2006 through the Closing Date as soon as they are available. The Citizens Regulatory Reports, as amended (provided such amendments have been filed with the appropriate Regulatory Authority) have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders’ equity of Citizens or CTC, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, applied on a consistent basis.

(b) Citizens has previously delivered to C&N the Citizens Financials through November 30, 2006 and will deliver to C&N the Citizens Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The Citizens Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present the financial position, results of operations and cash flows of Citizens as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

(c) At the date of the most recent balance sheet included in the Citizens Financials or the Citizens Regulatory Reports, neither Citizens nor CTC had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Citizens Financials or Citizens Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 2.06 — Taxes.  Citizens and CTC are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Citizens is a common parent. Citizens has duly filed, all federal, state and local tax returns and all tax filings required to be filed by or with respect to Citizens and CTC (all such returns being accurate and correct in all material respects) and has duly paid or made, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Citizens or CTC by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) other than taxes which (x) (i) are not delinquent or (ii) are being contested in good faith and (y) (i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to Citizens or CTC.

Section 2.07 — No Material Adverse Effect.  Except as disclosed in Citizens Disclosure Schedule 2.07, neither Citizens nor CTC has suffered any Material Adverse Effect since September 30, 2006.

Section 2.08 — Contracts.

(a) Except for this Agreement, as set forth in its respective articles of incorporation or bylaws, or as disclosed on the Citizens Disclosure Schedules, neither Citizens nor CTC is a party to or subject to: (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any real estate lease; (iii) any employment, consulting, severance, “change-in-control,” termination or similar contract or arrangement with any past or present officer, director, employee, or independent contractor except for oral “at will” arrangements; (iv) any plan, arrangement or contract providing for bonuses, pensions, options, restricted stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of Citizens or CTC; (v) any collective bargaining agreement with any labor union relating to employees of Citizens or CTC; (vi) any agreement which by its terms limits the payment of dividends by Citizens or CTC; (vii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Citizens or CTC is an obligor to any person, which instrument evidences or relates to indebtedness for borrowed money other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds,” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would become applicable on or after the Closing Date to C&N or C&N Bank; (viii) any contract limiting the freedom of Citizens or CTC to engage in any type of banking or bank-related or other business permissible under Law; (ix) any contract relating to the acquisition of any business that has not been fully performed, including where contingent compensation remains to be paid; or (x) any contract or agreement pursuant to which Citizens or CTC is obligated to make payments in excess of $100,000 on an annual basis that cannot be terminated by Citizens or CTC without financial penalty upon 90 days or less notice (collectively, the “Material Contracts”).

(b) Except as disclosed in the Citizens Disclosure Schedules, neither Citizens nor CTC leases any real property.

(c) Neither Citizens nor CTC is in default in any material respect under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(d) True and correct copies of all Material Contracts have been provided to C&N on or before the date hereof and are in full force and effect and neither Citizens nor, to the Knowledge of Citizens, any other party to any such Material Contract has breached any provision of, or is in default in any respect under any term of, any such Material Contract. Except as described in this Agreement or as set forth in the Citizens Disclosure Schedule, (i) no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the transactions contemplated by this Agreement, (ii) other than “at-will” employees, none of the employees (including officers) of Citizens or CTC, possess the right to terminate their employment as a result of the execution of this Agreement, (iii) no Material Contract contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such Material Contract (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Citizens or CTC absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Citizens or CTC to provide a benefit in the form of Citizens Common Stock or determined by reference to the value of Citizens Common Stock.

Section 2.09 — Ownership of Property; Insurance Coverage.

(a) Each of Citizens and CTC has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Citizens or CTC in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Citizens Regulatory Reports and in the Citizens Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith (ii) liens securing obligations reflected in the Citizens Regulatory Reports or Citizens Financials, (iii) liens that do not have a Material Adverse Effect on Citizens or CTC, or (iv) items permitted under Article IV. The real property leases to which Citizens or CTC are a party constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Citizens Financials.

(b) With respect to all agreements pursuant to which Citizens or CTC has purchased securities subject to an agreement to resell, if any, Citizens or CTC, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement.

(c) Citizens and CTC currently maintain insurance considered by Citizens to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Citizens nor CTC has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. Except as disclosed on Citizens Disclosure Schedule 2.09, there are presently no material claims pending under such policies of insurance and no notices have been given by Citizens or CTC under such policies during the past two years. All such insurance is valid and enforceable and in full force and effect, and within the last three years Citizens and CTC have received each type of insurance coverage for which any of them has applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

Section 2.10 — Legal Proceedings.  Except as disclosed on Citizens Disclosure Schedule 2.10, neither Citizens nor CTC is a party to any, and there are no pending or, to the Knowledge of Citizens, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Citizens or CTC, (ii) to which Citizens’ or CTC’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Citizens or CTC to perform under this Agreement.

Section 2.11 — Compliance With Applicable Law.

(a) Each of Citizens and CTC holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and, are in compliance in all material respects with, all applicable Laws, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Citizens.

(b) Except as disclosed on Citizens Disclosure Schedule 2.11, (i) each of Citizens and CTC is in substantial compliance with all of the Laws which each Regulatory Authority applicable to it enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Citizens or CTC, or required or threatened to require Citizens or CTC to enter into a cease and desist order, consent order, memorandum of understanding, or written agreement with it; and (iii) no Regulatory Authority has restricted or limited the operations of Citizens or CTC, including, without limitation, any restriction on the payment of dividends (any such memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed on Citizens Disclosure Schedule 2.11, neither Citizens nor CTC has consented to or entered into any Regulatory Agreement. CTC received a rating of at least “Satisfactory” in connection with its last CRA examination.

Section 2.12 — ERISA.  Citizens has previously delivered to C&N true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plans or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Citizens Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Citizens or any entity (a “Citizens ERISA Affiliate”) that, together with Citizens, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Citizens or any Citizens ERISA Affiliate, nor any pension plan maintained or previously maintained by Citizens or any Citizens ERISA Affiliate, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Citizens nor any Citizens ERISA Affiliate has incurred is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), of Citizens or any Citizens ERISA Affiliate comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Citizens or any Citizens ERISA Affiliate which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC. Citizens provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.

Section 2.13 — Brokers, Finders and Financial Advisors; Fairness Opinion.  Except for Citizens’ engagement of Ryan Beck & Co. (“RB”) in connection with transactions contemplated by this Agreement, neither Citizens nor CTC nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the Citizens Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Citizens Financials. The Citizens Disclosure Schedule contains as an exhibit the engagement letter between Citizens and RB. RB has provided Citizens with its opinion to the effect that, as of the date of approval of this Agreement by the board of directors of Citizens, the Merger Consideration is fair to shareholders of Citizens from a financial point of view.

Section 2.14 — Environmental Matters.

(a) To the Knowledge of Citizens, neither Citizens nor CTC, nor any properties now or formerly owned or operated by Citizens or CTC or on which Citizens or CTC holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the Knowledge of Citizens, threatened, relating to the liability of any property owned or operated by Citizens or CTC under any Environmental Law.

(b) To the Knowledge of Citizens, no property, now or formerly owned or operated by Citizens or CTC or on which Citizens or CTC holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Citizens or CTC for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claims, including, but not limited to, claims under CERCLA.

(c) To the Knowledge of Citizens, there has been no release nor is there the threat of release of any substance described in clause (ii) of the definition of Environmental Law set forth in Section 1.01 hereof on, at or from any property, now or formerly owned or operated by Citizens or CTC or on which Citizens or CTC holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, or any property adjacent to or in the immediate vicinity of any such properties.

Section 2.15 — Allowance for Losses.  The allowance for loan and lease losses shown on Citizens’ consolidated statement of financial condition contained in the most recent Citizens Financials and included in the most recent Citizens Regulatory Report was, and for periods ending after the date of this Agreement, will be, adequate as of the date thereof and in accordance with GAAP and all other applicable regulatory requirements.

Section 2.16 — Information to be Supplied.  The information to be supplied by Citizens for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Citizens and up to and including the date of the meeting of shareholders of Citizens to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Citizens for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

Section 2.17 — Related Party Transactions.  Neither Citizens nor CTC is a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of Citizens or CTC, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, (c) do not involve more than the normal risk of collectability or present other risks or unfavorable features, and are reflected in the Citizens Financials to the extent required to be so reflected and, (d) to the extent required by GAAP, disclosed in the footnotes of the Citizens Financials. No loan or credit accommodation currently being extended to any Affiliate of Citizens or CTC is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Citizens or CTC has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Citizens or CTC is inappropriate.

Section 2.18 — Schedule of Termination Benefits.  The Citizens Disclosure Schedule 2.18 includes a true and correct schedule of the maximum amount of termination benefits and related payments which currently are or would be payable as a result of the transactions contemplated by this Agreement to the individuals identified thereon, under any and all written agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Citizens or CTC for the benefit of executive officers or directors of Citizens or CTC (the “Benefits Schedule”), assuming that the Closing Date would occur on December 31, 2006 and that the employment of such individuals already has or will terminate immediately thereafter. No other individuals are entitled to benefits under any such plans. Except as set forth in Citizens Disclosure Schedule 2.18, as of the date of this Agreement, no director or executive officer of Citizens or CTC had deferred any compensation accrued by Citizens or CTC.

Section 2.19 — Loans.

(a) Except as disclosed on Citizens Disclosure Schedule 2.19, each loan reflected as an asset in the Citizens Financials (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Citizens.

(b) The Citizens Disclosure Schedule includes a list of (i) all outstanding commercial loans, commercial loan commitments and commercial letters of credit, of CTC in excess of $500,000, (ii) all loans of CTC classified by CTC or any Regulatory Authority as “Special Mention,” “Substandard,” “Doubtful” or “Loss,” or other classifications of similar import (iii) all commercial and mortgage loans of CTC classified as “non-accrual,” and (iv) all commercial loans of CTC classified as “in substance foreclosed.”

Section 2.20 — Takeover Laws.  Citizens has taken all action required to be taken by it in order to exempt this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover provisions in the articles of incorporation and bylaws of Citizens, and CTC, or any applicable anti-takeover Laws of any jurisdiction including, without limitation, of the Commonwealth of Pennsylvania.

Section 2.21 — Labor and Employment Matters.  To the Knowledge of Citizens, neither Citizens nor CTC, nor any facilities owned or operated by Citizens or CTC has been or is in violation in any material respect of or is liable under any Labor and Employment Law. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the Knowledge of Citizens threatened, relating to the liability of Citizens or CTC under any Labor and Employment Law.

Section 2.22 — CRA, Anti-Money Laundering and Customer Information Security.  Except as disclosed on Citizens Disclosure Schedule 2.22, Citizens is not aware of, has not been advised of, and has no reason to believe, that any facts or circumstances exist which would cause CTC (a) to be deemed not to be in satisfactory compliance in any respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Regulatory Authorities of lower than “satisfactory,” or (b) to be deemed to be operating in violation in any respect of the USA PATRIOT Act, the Bank Secrecy Act and any regulations or rules promulgated under either of the foregoing statutes, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (c) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Citizens pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of CTC has adopted and implemented an anti-money laundering program that contains customer identification certification procedures that has not been deemed ineffective in any material respect by any Regulatory Authority and that meets the requirements in all material respects of Section 353 of the USA PATRIOT Act and the regulations thereunder.

Section 2.23 — Non-Registration Under the Exchange Act and the Securities Act.  The outstanding shares of Citizens Common Stock were issued without registration under the Securities Act in reliance upon the exemption therefrom provided by Section 3(a)(12) thereof. Citizens Common Stock is not registered nor required to be registered under Section 12 of the Exchange Act and Citizens is not subject to the periodic reporting requirements imposed by Section 13 or Section 15(d) of the Exchange Act.

Section 2.24 — Regulatory Capital.  Citizens and CTC each meet all applicable regulatory capital requirements, and CTC is deemed “well capitalized” under such regulatory requirements.

Section 2.25 — Quality of Representations.  The representations made by Citizens in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF C&N

C&N hereby represents and warrants to Citizens that, except as set forth in the C&N Disclosure Schedule delivered by C&N to Citizens on or prior to the date hereof:

Section 3.01 — Organization.

(a) C&N is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. C&N is duly registered as a bank holding company under the BHC Act. C&N has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each C&N Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither C&N nor any C&N Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania, except where the failure to be so qualified would not have a Material Adverse Effect on C&N.

(b) C&N Bank, a wholly-owned subsidiary of C&N, is a Pennsylvania chartered bank and trust company, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. C&N Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. C&N Bank and each other C&N Subsidiary is qualified or licensed to do business in each jurisdiction in which it is required to be so qualified or licensed as a result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on C&N.

(c) The deposits of C&N Bank are insured by the FDIC to the extent provided in the FDIA.

(d) The respective minute books of C&N and C&N Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

(e) Prior to the execution of this Agreement, C&N has delivered to Citizens true and correct copies of the articles of incorporation and the bylaws (or similar constituent documents) of C&N and C&N Bank, respectively, as in effect on the date hereof.

Section 3.02 — Capital Structure.

(a) The authorized capital stock of C&N consists of 20,000,000 shares of common stock, par value $1.00 per share (“C&N Common Stock”), of which, at the date of this Agreement, 263,098 shares were issued and held by C&N as treasury stock and 8,209,284 shares are outstanding, validly issued, fully paid and nonassessable. No shares of C&N Common Stock were issued in violation of any preemptive rights. As of the date of this Agreement, C&N has no Rights authorized, issued or outstanding, other than options to acquire shares of C&N Common Stock authorized under C&N’s employee benefit plans, stock option plans, recognition and retention plans, deferred compensation plans and dividend reinvestment and stock purchase plan and similar plans disclosed in C&N’s Securities Documents.

(b) To the Knowledge of C&N, as of the date of this Agreement, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of C&N Common Stock.

(c) C&N owns all of the capital stock of C&N Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either C&N or C&N Bank owns all of its shares of capital stock of each other C&N Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the C&N Subsidiaries, or as set forth in the C&N Disclosure Schedule, C&N does not possess, directly or indirectly, any material equity interest in any association, except for equity interests held in the investment portfolios of C&N Subsidiaries, equity interests held by C&N Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of C&N Subsidiaries.

Section 3.03 — Authority; No Violation.

(a) C&N has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals. C&N Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Plan of Merger subject to receipt of all necessary approvals of Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals. The approval of C&N’s Shareholders is not required in connection with this Agreement or the transactions contemplated hereby (including the listing of shares of C&N Common Stock comprising the Stock Consideration). The execution and delivery of this Agreement by C&N and the completion by C&N of the transactions contemplated hereby have been duly and validly approved by the board of directors of C&N, and no other corporate proceedings on the part of C&N are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by C&N and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof constitutes the valid and binding obligation of C&N, enforceable against C&N in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by C&N Bank, will constitute the valid and binding obligation of C&N Bank, enforceable against C&N Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) None of (A) the execution and delivery of this Agreement by C&N, (B) the execution and delivery of the Bank Plan of Merger by C&N Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Citizens’ and C&N’s compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by C&N or C&N Bank with any of the terms or provisions of this Agreement or of the Bank Plan of Merger will (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of C&N or any C&N Subsidiary; (ii) violate any Law applicable to C&N or any C&N Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of C&N or any C&N Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which C&N is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on C&N or C&N’s or C&N Bank’s ability to consummate the transactions contemplated herein.

Section 3.04 — Consents.  Except for consents, approvals, filings and registrations from or with the Federal Reserve Board, the PDB, the FDIC, the SEC, and state “blue sky” authorities, and compliance with any conditions contained therein, and the approval of the Bank Plan of Merger by C&N as sole shareholder of C&N Bank, and by C&N Bank board of directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by C&N or the Bank Plan of Merger by C&N Bank, and (b) the completion by C&N of the transactions contemplated hereby or by C&N Bank of the Bank Merger. To the Knowledge of C&N, there is no reasonable basis to expect that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact C&N’s or C&N Bank’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.05 — Financial Statements.

(a) C&N has made the C&N Regulatory Reports through November 30, 2006 available to Citizens for inspection and will make the C&N Regulatory Reports for any dates or periods after November 30, 2006 through the Closing Date available to Citizens for inspection as soon as they are available. The C&N Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of Regulatory Authorities, throughout the periods covered by such statements, and fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of C&N or respective C&N Subsidiary, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of Regulatory Authorities, applied on a consistent basis.

(b) C&N has previously delivered to Citizens the C&N Financials through November 30, 2006 and will deliver to Citizens the C&N Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The C&N Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the C&N Financials, except as noted therein and fairly present the consolidated financial position, results of operations and cash flows of C&N as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the C&N Financials, except as noted therein.

(c) At the date of the most recent balance sheet included in the C&N Financials or C&N Regulatory Reports, neither C&N nor any of the C&N Subsidiaries had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such C&N Financials or C&N Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

Section 3.06 — Taxes.  C&N and the C&N Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). C&N has duly filed all federal, state and local tax returns required to be filed by or with respect to C&N and all C&N Subsidiaries (all such returns being accurate and correct in all material respects) and has duly paid or made provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from C&N and any C&N Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) other than taxes which (i) are not delinquent or (ii) are being contested in good faith and (y)(i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to C&N or any C&N Subsidiary.

Section 3.07 — No Material Adverse Effect.  Neither C&N nor any C&N Subsidiary has suffered any Material Adverse Effect since September 30, 2006.

Section 3.08 — Ownership of Property; Insurance Coverage.

(a) C&N and each C&N Subsidiary has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by C&N or such C&N Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the C&N Regulatory Reports and in the C&N Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the C&N Disclosure Schedule, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (v) as reflected on the consolidated statement of financial condition of C&N as of September 30, 2006 included in C&N’s Securities Documents. C&N or any C&N Subsidiary, as lessee, has the right under valid and subsisting leases of real and personal properties used by it in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them.

(b) C&N and the C&N Subsidiaries currently maintain insurance considered by C&N to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither C&N nor any C&N Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. All such insurance is in full force and effect,

Section 3.09 — Legal Proceedings.  Neither C&N nor any C&N Subsidiary is a party to any, and there are no pending or, to the Knowledge of C&N, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against C&N or any C&N Subsidiary, (ii) to which C&N’s or any C&N Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of C&N or any C&N Subsidiary to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on C&N.

Section 3.10 — Compliance With Applicable Law.

(a) C&N and the C&N Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on C&N.

(b) Except as disclosed on C&N Disclosure Schedule 3.10, (i) C&N and each C&N Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to C&N or any C&N Subsidiary or required or threatened to require C&N or any C&N Subsidiary to enter into a cease and desist order, memorandum of understanding or written agreement with it and (iii) no Regulatory Authority has restricted or limited the operations of C&N or any C&N Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum, order or agreement described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed on C&N Disclosure Schedule 3.10, neither C&N nor any C&N Subsidiary has consented to or entered into any Regulatory Agreement. C&N Bank received a rating of at least “Satisfactory” in connection with its last CRA examination.

Section 3.11 — ERISA.  To the Knowledge of C&N, neither C&N, any C&N Subsidiary, nor any pension plan maintained or previously maintained by C&N or any C&N Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor, to the Knowledge of C&N, has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, to the Knowledge of C&N, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. To the Knowledge of C&N, neither C&N nor any C&N Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. To the Knowledge of C&N, all “employee benefit plans,” as defined in ERISA Section 3(3), of C&N comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the Knowledge of C&N, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by C&N or any C&N Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC.

Section 3.12 — Brokers, Finders and Financial Advisors; Fairness Opinion.  Except for C&N’s engagement of Sandler O’Neill & Partners, L.P. (“Sandler”) in connection with transactions contemplated by this Agreement, neither C&N nor any C&N Subsidiary nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

Section 3.13 — Environmental Matters.  To the Knowledge of C&N, neither C&N, any C&N Subsidiary, nor any property owned or operated by C&N or any C&N Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of C&N, threatened, or any investigation pending, relating to the liability of C&N or any C&N Subsidiary with respect to any property owned or operated by C&N or any C&N Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

Section 3.14 — Allowance for Losses.  The allowance for loan and lease losses shown on C&N’s consolidated statement of financial condition contained in the most recent C&N Financials and included in the most recent C&N Regulatory Report was, and for periods ending after the date of this Agreement, will be, established in accordance with GAAP and all other applicable regulatory requirements.

Section 3.15 — Information to be Supplied.  The information to be supplied by C&N for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information C&N filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Citizens and up to and including the date of the meeting of shareholders of Citizens to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by C&N for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

Section 3.16 — Related Party Transactions.  Neither C&N nor any C&N Subsidiary is a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of C&N or any C&N Subsidiary, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) to the extent required by GAAP, disclosed in the footnotes of the C&N Financials. No loan or credit accommodation currently being extended to any Affiliate of C&N or any C&N Subsidiary is presently in default.

Section 3.17 — Loans.  Each loan reflected as an asset in the C&N Financials (i) is evidenced in all respects in accordance with customary lending standards in the ordinary course of business, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on C&N.

Section 3.18 — CRA, Anti-Money Laundering and Customer Information Security.  C&N is not aware of, has not been advised of, and has no reason to believe, that any facts or circumstances exist which would cause C&N Bank (a) to be deemed not to be in satisfactory compliance in any respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory,” or (b) to be deemed to be operating in violation in any respect of the USA PATRIOT Act, the Bank Secrecy Act and any regulations or rules promulgated under either of the foregoing statutes, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (c) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by C&N Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of C&N Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respect by any Regulatory Authority and that meets the requirements in all material respects of Section 353 of the USA PATRIOT Act and the regulations thereunder.

Section 3.19 — Securities Documents.  The Securities Documents filed or to be filed by C&N under the Exchange Act at any time since December 31, 2005 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

Section 3.20 — Regulatory Capital.  C&N and C&N Bank each meet all applicable regulatory capital requirements, and C&N Bank is deemed “well capitalized” under such regulatory requirements.

Section 3.21 — Financing.  At the Effective Date, C&N will have available cash sufficient to pay the amounts required to be paid to Citizens shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger.

Section 3.22 — Tax Matters.  At the date hereof, C&N does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

Section 3.23 — Quality of Representations.  The representations made by C&N in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.01 — Conduct of Citizens’ Business.

(a) From the date of this Agreement to the Closing Date, Citizens will, and will cause CTC to, conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or permitted by this Agreement or with the written consent of C&N. Citizens will use its reasonable good faith efforts, and will cause CTC to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and

(iii) preserve for itself the good will of customers of Citizens and CTC and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by C&N in writing or as permitted or required by this Agreement, Citizens will not and Citizens will not permit CTC to:

(i) amend or change any provision of its articles of incorporation or bylaws;

(ii) change the number of authorized or issued shares of its capital stock or issue or grant any Right or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, except that Citizens may pay a regular quarterly cash dividend to shareholders in an amount not to exceed $0.22 per share (the “Quarterly Per Share Dividend Amount”) in the ordinary course of business consistent with past practice. Nothing contained in this Section 4.01(a)(ii) or in any other section of this Agreement shall be construed to permit Citizens shareholders to receive two dividends either from Citizens or from Citizens and C&N in any quarter or to deny or prohibit them from receiving one dividend from Citizens or C&N in any quarter. Citizens shall cooperate with C&N to coordinate dividend payment dates and record dates in the quarter in which the Closing Date is anticipated to occur to achieve such results;

(iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of Citizens or CTC in effect on the date hereof and provided to C&N prior to the date hereof, or as provided for by this Agreement) to, or enter into any new or amend any existing employment agreement with, increase the compensation of, grant job promotions to or pay any bonus to, any employee, officer, director, independent contractor, agent or other person associated with Citizens or CTC, except for discretionary bonuses not to exceed $50,000 in the aggregate and merit salary increases to employees of Citizens or CTC for calendar year 2007 not to exceed, in the aggregate, 3.5% of existing base salaries;

(iv) merge or consolidate Citizens or CTC with any other Person, or sell or lease all or any substantial portion of the assets or business of Citizens or CTC; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Citizens or CTC and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by CTC of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office or, file an application for a certificate of authority to establish a new branch office;

(v) sell or otherwise dispose of the capital stock of CTC, or sell or otherwise dispose of any asset of Citizens or CTC other than in the ordinary course of business consistent with past practice; subject any asset of Citizens or CTC to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(vi) take any action which would result in any of the representations and warranties of Citizens set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable Law;

(vii) change any method, practice or principle of accounting, except as may be required from time to time by changes in GAAP becoming effective after the date of this Agreement (without regard to any optional early adoption date) or by any Regulatory Authority responsible for regulating Citizens or CTC;

(viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing Material Contract other than in the ordinary course of business, consistent with past practice;

(ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement or, except as may be necessary to comply with applicable Law or GAAP taking effect after the date of this Agreement but prior to the Closing Date, and with not less than thirty (30) days prior written notice thereof to C&N, if practicable, amend any existing plan or arrangement;

(x) purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the Citizens Disclosure Schedule;

(xii) except as set forth on the Citizens Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any transaction with any Affiliate;

(xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

(xiv) except for the execution of this Agreement and the consummation of the transactions contemplated hereby, take any action that would give rise to a right of any party to accelerate any payment obligation or to receive any termination fee or penalty under any contract to which Citizens or CTC is a party; or

(xv) agree to do any of the foregoing.

(b) For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Citizens or CTC to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on the Citizens Disclosure Schedule, without the prior written consent of C&N; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, the making of loans not in excess of $500,000 per loan, or transactions in the investment securities portfolio by Citizens or repurchase agreements; or (iii) undertake or enter any lease, contract or other commitment for its account that, if in existence on the date hereof, would be a Material Contract (other than in the normal course of providing credit to customers as part of its banking business).

Section 4.02 — Access; Confidentiality.

(a) From the date of this Agreement through the Closing Date, Citizens shall afford to and shall cause CTC to afford to C&N and its authorized agents and representatives, such access to its properties, assets, books and records and personnel, at reasonable hours and after reasonable notice and subject to applicable laws relating to the exchange of information, as C&N may reasonably request; and the officers of Citizens will furnish any person making such investigation on behalf of C&N with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b) Citizens and C&N each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

(c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Citizens shall discuss with C&N regarding matters relating to problem loans, loan restructurings and loan work-outs, investments, derivatives, and other asset/liability activities of Citizens and CTC, provided that nothing contained in this subparagraph shall be construed to grant C&N any decision-making authority with respect to such matters.

(d) If the transactions contemplated by this Agreement shall not be consummated, Citizens and C&N will continue to comply with the terms of the confidentiality agreement dated October 4, 2006.

Section 4.03 — Regulatory Matters and Consents.

(a) C&N shall prepare a Prospectus/Proxy Statement to be mailed to shareholders of Citizens in connection with the meeting of shareholders of Citizens to consider and approve the transactions contemplated hereby, and to be filed by C&N with the SEC in the Registration Statement, which Prospectus/Proxy Statement shall conform to all applicable legal requirements. Citizens shall use its best efforts to prepare and furnish such information relating to it and its directors, officers, and shareholders, and obtain and furnish customary opinions, consents and letters from its financial advisor and independent registered public accounting firm, as may be required in connection with the Registration Statement and Prospectus/Proxy Statement. C&N shall, following the preparation thereof, and in no event later than February 28, 2007, file the Registration Statement with the SEC and Citizens and C&N shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. C&N will advise Citizens, promptly after C&N receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. C&N shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. C&N will provide Citizens with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Citizens may reasonably request.

(b) C&N will prepare all Applications to Regulatory Authorities and make all filings for, and use its reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

(c) Citizens will furnish C&N with all information concerning Citizens as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of C&N to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

(d) Citizens shall have the right to review in advance, and to the extent practicable will consult with C&N on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, Citizens shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

(e) Each party will promptly furnish the other party with copies of all written communications to, or received by it or any Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

Section 4.04 — Taking of Necessary Action.  C&N and Citizens shall each use its reasonable best efforts, and each of them shall cause its Subsidiaries to use their reasonable best efforts, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that Citizens shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of C&N, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would reasonably be expected to substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude C&N or Citizens or from exercising its rights under this Agreement.

Section 4.05 — Certain Agreements.

(a) (i) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether brought by, or in the name of Citizens or CTC or any of their respective successors or assigns, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Citizens or CTC or other person designated by Citizens’ board of directors as an “indemnified representative” in accordance with Citizens’ by-laws (the “Indemnified Parties”) is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee or other representative of Citizens or CTC or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Parties hereto agree to cooperate and defend against and respond thereto to the extent permitted or required by applicable law and the articles of incorporation and by-laws of Citizens. From and after the Effective Time, C&N shall indemnify, defend and hold harmless all Indemnified Parties against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of C&N which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or other representative of Citizens or CTC, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in either case to the same extent as such Indemnified Party may be indemnified by Citizens or CTC as of the date hereof under the articles of incorporation and by-laws of Citizens, including the right to advancement of expenses, provided, however, that any such Indemnified Party shall not be indemnified by C&N and/or C&N Bank if such indemnification is prohibited by applicable Law.

(b) C&N shall maintain Citizens’ or CTC’s existing directors’ and officers’ liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including C&N’s existing policy if it meets the foregoing standard) covering those persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall C&N be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Citizens for such insurance (the “Maximum Amount”). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, C&N shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.

(c) In the event that C&N or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

(d) The Indemnified Parties are intended third party beneficiaries of the provisions of this Section 4.05.

Section 4.06 — No Other Bids and Related Matters.  Citizens shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a) Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as hereinafter defined);

(b) Enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

(c) Agree to or endorse any Acquisition Proposal.

Citizens shall notify C&N as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

Notwithstanding the foregoing, provisions of this Section 4.06, Citizens may, and may permit its officers, directors, employees, agents and representatives to respond to and engage in any discussions or negotiations with or provide any information to any Person in response to a Superior Proposal (as hereinafter defined) if and only to the extent that (x) Citizens’ board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that failure to do so would constitute a breach of its fiduciary duties to Citizens’ shareholders under applicable Law, (y) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, Citizens’ Board of Directors receives from such Person an executed confidentiality agreement, the terms of which shall be no less favorable to Citizens than those contained in the Confidentiality Agreement between Citizens and C&N, a copy of which executed confidentiality agreement shall have been provided to C&N for informational purposes, and (z) at least 48 hours prior to providing any information or data to any Person or entering into any discussions or negotiations with any such Person, Citizens notifies C&N in writing of the name of such Person and the material terms of any such Superior Proposal.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written or verbal communication) involving a Person other than C&N or an Affiliate of C&N for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of Citizens, CTC, or any other business combination involving Citizens or CTC; or (B) a transaction involving the transfer of beneficial ownership (with the meaning of Rule 13d-3 under the Exchange Act) of any class or series of equity securities of Citizens or CTC and as a result of such transaction, such Person would beneficially own 20% or more of the then outstanding shares or units of such class or series. As used herein, the term “Superior Proposal” means, with respect to Citizens, any bona fide, unsolicited written Acquisition Proposal made by a Person other than C&N which is on terms which the board of directors of Citizens in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all break-up fees, expense reimbursement provisions and conditions to consummation and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) is more favorable to its shareholders from a financial point of view than the transactions contemplated by this Agreement, and (B) is such that the failure to pursue such Acquisition Proposal would or could reasonably be expected to constitute a breach of its fiduciary duties.

Section 4.07 — Duty to Advise; Duty to Update Disclosure Schedule.  Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable; provided, however, that any noncompliance with the foregoing provision shall not constitute failure of a condition or give rise to any right of termination unless the underlying change or event shall independently constitute such a failure or give rise to such a right.

Section 4.08 — Conduct of C&N’s Business.   From the date of this Agreement to the Closing Date, C&N will use its reasonable good faith efforts to (i) preserve its and each C&N Subsidiary’s business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of C&N and C&N Subsidiaries and others with whom business relationships exist.

Section 4.09 — Current Information.

(a) During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, Citizens will deliver to C&N a consolidating and consolidated balance sheet and a consolidating and consolidated statement of operations, without related notes, for such month for Citizens.

(b) During the period commencing on the date of this Agreement and ending on the Effective Date, Citizens within fifteen (15) days after the end of each calendar month, shall provide to C&N, in such electronic format as C&N reasonably requests, investment, loan, deposit and borrowing information, in account and deposit level detail.

Section 4.10 — Undertakings by C&N and Citizens.

(a) From and after the date of this Agreement, Citizens shall:

(i) Recommendation of Board.  Through its board of directors, unanimously recommend that Citizen’s shareholders approve this Agreement and the transactions contemplated hereby; provided that Citizens may withdraw, modify or qualify or take any action or make any other statement inconsistent with such recommendation in connection with a Superior Proposal (as defined in Section 4.06) if the board of directors of Citizens determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would or could reasonably be expected to constitute a breach of its fiduciary duties;

(ii) Phase I Environmental Audit.  Permit C&N, if C&N elects to do so, at its own expense, to cause a “phase I environmental audit” to be performed within sixty (60) days after the date of this Agreement at any physical location owned or occupied by Citizens on the date hereof;

(iii) Approval of Bank Plan of Merger.  Take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of CTC and cause the execution and delivery of, the Bank Plan of Merger by CTC;

(iv) Proxy Solicitor.  If C&N requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of Citizens shareholder approval of this Agreement;

(v) Outside Service Bureau Contracts.  If requested to do so by C&N, use its reasonable best efforts to obtain an extension or early termination of any contract with an outside service bureau or other vendor of services to Citizens, on terms and conditions mutually acceptable to Citizens and C&N, but nothing in this Section 4.11(a)(v) shall be construed as obligating Citizens to terminate any contract or arrangement;

(vi) List of Problem Loans.  Within fifteen (15) days of the end of each month, provide C&N with a written list of (i) all loans of CTC classified by CTC or any Regulatory Authority as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or any other classification of similar import (ii) all commercial and mortgage loans of CTC classified as “non-accrual,” and (iii) all commercial loans of CTC classified as “in substance foreclosed.”

(vii) Committee Meetings.  Permit a representative of C&N, who is reasonably acceptable to Citizens, to attend all management committee meetings of Citizens and CTC, including, without limitation, any loan, asset/liability, investment or risk management committees;

(viii) Reserves and Merger-Related Costs.  Before the Effective Time, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Citizens to those of C&N (as such practices and methods are to be applied to Citizens from and after the Closing Date) and C&N’s plans with respect to the conduct of the business of Citizens following the Merger and otherwise to reflect merger-related expenses and costs incurred by Citizens; provided, however, that Citizens shall not be required to take such action (A) unless such action is not inconsistent with GAAP and would not result in a violation of applicable banking laws and regulations or of the rules and regulations of the SEC; (B) more than five (5) days prior to the Effective Date; and (C) unless C&N agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods). No accrual or reserve made by Citizens pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(h) hereof;

(ix) Shareholders’ Meeting.  Take all action necessary to properly call and convene a meeting of its shareholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby (provided, however, that Citizens shall have no obligation to call or hold the shareholders meeting if this Agreement is terminated prior thereto);

(x) Personnel Information.  Except as otherwise restricted by law, deliver to C&N, if not done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by C&N and sorted as reasonably requested by C&N; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; and make available for inspection and copying by C&N all personnel records (other than medical-related records);

(xi) Personnel Additions and Terminations.  Advise and consult with C&N regarding the hiring or termination of any employee, provided that Citizens shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice and further provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition may be filled by new employees hired if Citizens provides C&N with prior written notice of its intention to fill the position, providing such details as C&N reasonably may request, provided that C&N does not object in writing within three (3) Business Days after receipt of Citizens’ notice, and C&N hereby agrees that it will not raise any unreasonable objection;

(xii) Employment Policies.  Deliver to C&N all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices and furnish additional information as reasonably requested by C&N with respect to such policies and practices and any others not covered by any such written materials;

(xiii) WARN Notices.  Assist C&N as reasonably requested by it in connection with C&N providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law; and

(xiv) Employment Law Claims.  Inform C&N promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Citizens or CTC under any Labor and Employment Law.

(xv) Updated Fairness Opinion.  Use its reasonable best efforts to obtain an updated written opinion from RB to the effect that the Merger Consideration to be received by shareholders of Citizens pursuant to this Agreement is fair, from a financial point of view, to such shareholders, dated no more than ten (10) days prior to the date of mailing of the Prospectus/Proxy Statement to the shareholders of Citizens, for inclusion in such Prospectus/Proxy Statement.

(b) From and after the date of this Agreement, C&N and Citizens shall each:

(i) Identification of Citizens’ Affiliates.  Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Citizens;

(ii) Public Announcements.  Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Citizens shareholders, Citizens’ internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

(iii) Maintenance of Insurance.  Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv) Maintenance of Books and Records.  Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

(v) Delivery of Securities Documents.  Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

(vi) Taxes.  File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due and provide or properly accrue for taxes not yet due and payable.

Section 4.11 — Employee Benefits and Termination Benefits.

(a) Employee Benefits.  Except as set forth in this Section 4.11(a) and as provided in Section 4.11(b), as of the Effective Time, each employee of Citizens or CTC who becomes an employee of C&N or of any C&N Subsidiary shall be entitled to full credit for each year of service with Citizens or CTC for purposes of determining eligibility for participation and vesting, but not benefit accrual, in C&N’s, or as appropriate, in the C&N Subsidiary’s, employee benefit plans, programs and policies. C&N shall use the original date of hire by Citizens or CTC in making these determinations. Notwithstanding the above, Citizens employees shall be eligible to participate in the Citizens & Northern Bank Pension Plan commencing January 1, 2008, provided that they have the requisite service (which includes credited service with Citizens), subject to the provisions of the Citizens & Northern Pension Plan in effect as of January 1, 2008. After the Effective Time, C&N may maintain, discontinue, amend, freeze, convert to, or merge any C&N or C&N Subsidiary plan or any Citizens benefit plan, subject to the plan’s provisions and applicable Law, and subject further to the requirement that employees of Citizens or CTC shall not be treated differently in any material respect than similarly situated employees of C&N or a C&N Subsidiary, except as specifically referenced herein.

(b) Severance Policy.  C&N agrees to cause C&N Bank to provide a lump sum severance payment, as set forth below, to any full-time, active employee of Citizens or CTC whose employment is terminated hereafter in connection with the Merger up to twelve (12) months following the Effective Date, because (i) such employee’s position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities with Citizens or CTC) with C&N Bank or any C&N Subsidiary, excluding any employee (i) who has an existing employment or consulting agreement with Citizens or CTC, (ii) who has accepted an offer from C&N of noncomparable employment, (iii) who has been designated to receive a retention bonus in accordance with Section 4.11(d), or (iv) whose employment is terminated for Cause (as defined below), provided such employee executes such documentation as C&N may reasonably require, including C&N’s customary form of release. The severance pay to be provided by C&N Bank under this subsection shall equal one (1) weeks’ pay for each full year of continuous service (determined based on the date of the employee’s commencement of employment with Citizens) with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. For purposes of this Section 4.11(b), “Cause” shall mean termination because of the employee’s personal dishonesty, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar offenses). The benefits provided to terminated Citizens employees under this subsection are the only severance benefits payable by C&N or C&N Bank to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by Law). The benefits payable to employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under C&N’s or C&N Bank’s severance policies or programs then in effect.

(c) Intention regarding Future Employment.  C&N shall use its reasonable best efforts to inform the employees of Citizens at least forty-five (45) days prior to the Effective Date of the likelihood of such employees having continued employment with C&N Bank following the Effective Date.

(d) Retention Bonuses.  Each employee of Citizens or CTC jointly designated in writing by mutual agreement of C&N and Citizens shall be entitled to receive a “retention” bonus from Citizens, CTC, C&N or a C&N Subsidiary, as the case may be, in an amount to be mutually agreed upon in writing by C&N and Citizens, which amount shall not exceed $7,500 per employee or $25,000 in the aggregate for all employees, in the event that such employee remains an employee of Citizens or CTC, or C&N or a C&N Subsidiary, as applicable, until the Effective Date (or in certain cases, a date, after the Effective Date, that the systems conversion occurs) provided that such employee is not terminated for Cause prior to the Effective Date or thereafter, if applicable. Except as otherwise agreed to by C&N, retention bonuses shall not be payable to any Citizens or CTC employee who is a party to an employment or other agreement that provides severance benefits or payments in the event of a termination of employment following a change in control of Citizens or CTC.

Section 4.12 — Citizens Division; Advisory Board.

(a) For a period of at least two (2) years after the Effective Date, C&N shall operate the former business of CTC as the Citizens Division of Citizens & Northern Bank, subject to such consolidations and/or closures of branch offices of C&N and CTC as deemed desirable by C&N (the “Citizens Division”) under the name “Citizens Trust Company, a division of Citizens & Northern Bank” or similar designation authorized by the PDB (and to which the FDIC has no objection).

(b) On the Effective Date, C&N Bank shall establish the Citizens Advisory Board (the “Citizens Advisory Board”), which shall consist of all non-employee members of the CTC board of directors immediately before the Effective Date, but excluding the Citizens Designee. The Citizens Advisory Board shall be maintained for a term of at least two (2) years after the Effective Date. Each member of the Citizens Advisory Board shall be paid for his or her services in accordance with C&N’s standard compensation policy for advisory or divisional board members and shall be subject to C&N’s policies concerning advisory board membership, including mandatory retirement provisions.

Section 4.13 — Affiliate Letter.  Citizens shall deliver to C&N, concurrently with the execution of this Agreement, the Letter Agreement attached hereto as Exhibit 2 (the “Letter Agreement”), executed by each director and each executive officer of Citizens.

Section 4.14 — Nasdaq Listing.  C&N shall use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq Capital Market, the shares of C&N Common Stock to be issued in connection with the Merger.

ARTICLE V

CONDITIONS

Section 5.01 — Conditions to Citizens’ Obligations under this Agreement.  The obligations of Citizens hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Citizens pursuant to Section 7.03 hereof:

(a) Corporate Proceedings.  All action required to be taken by, or on the part of, C&N and C&N Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by C&N and C&N Bank; and Citizens shall have received certified copies of the resolutions evidencing such authorizations;

(b) Covenants.  The obligations and covenants of C&N required by this Agreement to be performed by C&N at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to C&N or C&N’s ability to perform its obligations hereunder;

(c) Representations and Warranties.  The representations and warranties of C&N set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to C&N;

(d) Shareholder Approval.  The shareholders of Citizens and CTC, respectively, shall have approved the Merger, the Bank Merger, this Agreement and the Bank Plan of Merger in accordance with their respective articles of incorporation, bylaws and applicable Law; provided, however, that the failure of this condition shall not excuse Citizens from any obligation it otherwise would have to pay to C&N the fee specified in Section 7.01(c) under the terms thereof.

(e) Approvals of Regulatory Authorities.  C&N shall have received all required approvals of Regulatory Authorities of the Merger and the Bank Merger and delivered copies thereof to Citizens; and all notice and waiting periods required thereunder shall have expired or been terminated;

(f) No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(g) No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to C&N;

(h) Officer’s Certificate.  C&N shall have delivered to Citizens a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

(i) Registration Statement.  The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(j) Listing of Shares.  The shares of C&N Common Stock comprising the Stock Consideration shall have been approved for listing on the Nasdaq Capital Market.

(k) Tax Opinion.  Citizens shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

(l) Opinion of Counsel for C&N.  Citizens shall have received an opinion dated the Closing Date from Rhoads & Sinon LLP, counsel to C&N, in substantially the form of Exhibit 4 hereto.

Section 5.02 — Conditions to C&N’s Obligations under this Agreement.  The obligations of C&N hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by C&N pursuant to Section 7.03 hereof:

(a) Corporate Proceedings.  All action required to be taken by, or on the part of, Citizens and CTC to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Citizens and CTC and C&N shall have received certified copies of the resolutions evidencing such authorizations;

(b) Covenants.  The obligations and covenants of Citizens, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Citizens or on Citizens’ ability to perform its obligations hereunder;

(c) Representations and Warranties.  The representations and warranties of Citizens set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Citizens;

(d) Approvals of Regulatory Authorities.  C&N and Citizens shall have received all required approvals or consents of Regulatory Authorities for the Merger and the Bank Merger; all notice and waiting periods required thereunder shall have expired or been terminated; and, no such approval or consent shall have imposed any condition or requirement which the C&N board of directors reasonably determines would, following the Effective Time, be expected to cause a Material Adverse Effect as to C&N;

(e) No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(f) No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to Citizens;

(g) Officer’s Certificate.  Citizens shall have delivered to C&N a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

(h) Registration Statement.  The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(i) Tax Opinion.  C&N shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

(j) Opinion of Counsel for Citizens.  C&N shall have received an opinion dated the Closing Date from Cohen & Grigsby, P.C., counsel to Citizens, substantially to the effect of that set forth on Exhibit 5 attached hereto;

(k) Phase I Environmental Audit Results.  The results of any “phase I environmental audit” conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to C&N; provided, however, that (i) any such environmental audit must be initiated within 30 days of the date of this Agreement, (ii) C&N must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(k) within 15 days of receiving the results of all such environmental audits and (iii) C&N may not terminate this Agreement under this Section 5.02(k) unless the results of such audits result in a Material Adverse Effect on C&N; and

(l) Fairness Opinion.  C&N shall have received an opinion from its financial advisor, Sandler O’Neill & Partners, L.P., as of the date of this Agreement that the Merger Consideration is fair to shareholders of C&N from a financial point of view.

ARTICLE VI

TERMINATION, WAIVER AND AMENDMENT

Section 6.01 — Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written consent of the Parties hereto;

(b) By C&N or Citizens:

(i) if the Closing Date shall not have occurred on or before August 31, 2007; or

(ii) if either Party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent is required that such approval or consent will not be granted;

unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be proximately contributed to by the Party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such Party on or before the Closing Date.

(c) By Citizens or C&N if Citizens’ shareholders fail to approve this Agreement at the meeting of Citizens shareholders called for that purpose or such meeting is cancelled by Citizens;

(d) By Citizens, no later than 5:00 p.m. prevailing time on the Business Day immediately preceding the Closing Date, following a determination that both:

(i) the Average Closing Price is less than $17.62; and

(ii) the C&N Ratio is less than the Index Ratio by more than 20%.

For purposes of this Section 6.01(d), the following terms shall have the meanings indicated:

“Determination Date” means the Business Day which is three (3) Business Days immediately prior to the Closing Date.

“Determination Period” means the twenty (20) trading days ending on the Determination Date.

“Starting Date Price” shall mean the market value of a share of C&N Common Stock on the Starting Date, which by agreement of the parties hereto is determined to be $22.03.

“C&N Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average Closing Price by the Starting Date Price.

“Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Period Index Price by the Starting Date Index Price.

“Index Group” shall mean the 20 bank or thrift holding companies listed on Exhibit 6 hereto, the common stocks of all of which shall be publicly traded; provided, however, that there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer’s market capitalization, in which case the company or companies shall be excluded form the Index Group. In the event that any such company or companies are removed from the Index Group, the respective weightings of the companies remaining in the Index Group shall be adjusted for purposes of determining the Index Price and the Starting Date Index Price shall be redetermined with respect to the reconstituted Index Group.

“Index Price” shall mean the weighted average (which weights have been determined based upon relative market capitalization as of the Starting Date) of the closing sales prices per share of the companies comprising the Index Group.

“Starting Date” shall mean November 10, 2006.

“Starting Date Index Price” shall mean the Index Price on the Starting Date, which by agreement of the parties hereto is determined to be $38.72.

“Determination Period Index Price” shall mean the average of the Index Prices for each of the days in the Determination Period.

(iv) If any company within the Index Group or C&N effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or C&N shall be appropriately adjusted for purposes of this Section 6.01(d).

(e) By C&N if Citizens or CTC enters into any letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other Person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise.

(f) By Citizens prior to the Citizens shareholder meeting in circumstances where the board of directors of Citizens failed to publicly recommend that the shareholders vote in favor of this Agreement and the transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation to the extent permitted by Section 4.10(a)(i) or in order to enter concurrently into any agreement to engage in any transaction described in (e) above that is a Superior Proposal and with respect to which Citizens has followed the procedures set forth in Section 4.06.

(g) By C&N at any time prior to the Closing Date if (i) Citizens shall have breached the provisions of Section 4.06 of this Agreement in any respect materially adverse to C&N, (ii) the board of directors of Citizens shall have failed to recommend and endorse this Agreement and the transactions contemplated hereby, or withdrawn or modified its approval or recommendation of this Agreement and the Merger, or (iii) the board of directors of Citizens shall have failed to call, give notice of, convene or hold a meeting of shareholders to approve the Merger prior to June 30, 2007.

(h) At any time at or prior to the Effective Date, by Citizens in writing if C&N has, or by C&N in writing if Citizens has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by C&N would have a Material Adverse Effect on C&N or its ability to consummate the transactions contemplated hereby and in case of a breach referred to in subclause (i) or (ii) above by Citizens would have a Material Adverse Effect on Citizens or its ability to consummate the transactions contemplated hereby, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date, but not if on such date such breach no longer causes such a Material Adverse Effect.

Section 6.02 — Effect of Termination.  If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.11(b)(ii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability hereunder on the part of C&N or Citizens to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 — Expenses and Other Fees.

(a) Except as set forth in Section 7.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

(b) If this Agreement is terminated pursuant to Section 6.01(h) upon the willful or intentional breach of a Party hereto, such Party shall be liable to the other for out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other Party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount that either Party shall be liable to the other Party for Expenses pursuant to this Section 7.01(b) shall be $250,000. The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

(c) Citizens shall immediately pay C&N a fee of nine hundred thousand dollars ($900,000) in immediately available funds if:

(i) This Agreement is terminated pursuant to Section 6.01(g) and Citizens authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent, or memorandum of understanding with a Person other than C&N or an Affiliate of C&N pursuant to which such Person or any Affiliate of such Person would:

(A) Merge or consolidate, or enter into any similar transaction with Citizens or CTC;

(B) Acquire all or substantially all of the assets or liabilities of Citizens or CTC; or

(C) Acquire beneficial ownership of securities representing, or the rights to acquire beneficial ownership of or to vote securities representing, 20% or more of the then outstanding shares of Citizens Common Stock ; or

(ii) This Agreement is terminated pursuant to Section 6.01(c) and:

(A) At or prior to the meeting of Citizens’ shareholders, the Citizens board of directors shall have withdrawn or modified its recommendation that Citizens shareholders approve the Merger and adopt this Agreement; or

(B) There has been an announcement by a Person other than C&N or an Affiliate of C&N, of an offer or proposal to acquire 20% or more of the Citizens Common Stock then outstanding, or to acquire, merge, or consolidate with Citizens, or to purchase all or substantially all of Citizens’ assets and, within twelve (12) months of such announcement Citizens enters into an agreement with such Person, or any Affiliate of such Person, for such Person or Affiliate to acquire, merge, or consolidate with Citizens or to purchase all or substantially all of Citizens’ assets.

(iii) This Agreement is terminated pursuant to Section 6.01(e) or Section 6.01(f);

(iv) This Agreement is terminated pursuant to Section 6.01(g) and within twelve (12) months of such termination, Citizens enters into an agreement to engage in or there has otherwise occurred a transaction of the type described in clause (ii)(B) above.

Section 7.02 — Non-Survival of Representations and Warranties.  All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(e), 1.02(j), 4.05, and 4.12 which will survive the Merger, shall terminate at the Effective Time.

Section 7.03 — Amendment, Extension and Waiver.  Subject to applicable Law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of Citizens have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Citizens Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Citizens without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.04 — Entire Agreement.  This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(e), 1.02(j), 4.05, 4.11 and 4.12.

Section 7.05 — No Assignment.  Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 7.06 — Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a) If to C&N, to:

Citizens & Northern Corporation
90-92 Main Street
Wellsboro, Pennsylvania 16901
Attention: Craig G. Litchfield,
Chairman, President & CEO
Facsimile No.: (570) 723-8097

with a copy to:

Rhoads & Sinon LLP
One South Market Square, 12th Floor
Harrisburg, Pennsylvania 17108-1146
Attention:  Charles J. Ferry, Esquire
                     Carl D. Lundblad, Esquire
Facsimile No.: (717) 231-6669

(b) If to Citizens, to:

Citizens Bancorp, Inc
10 North Main Street
Coudersport, Pennsylvania 16915
Attention: Charles H. Updegraff, Jr.,
Chairman, President and CEO
Facsimile No.: (814) 274-0401

with copies to:

Cohen & Grigsby, P.C.
11 Stanwix Street, 15th Floor
Pittsburgh, Pennsylvania 15222
Attention: Charles C. Cohen, Esquire
Facsimile No.: 412-209-0672

Section 7.07 — Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.08 — Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 7.09 — Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 7.10 — Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CITIZENS & NORTHERN CORPORATION

By:	/s/ Craig G. Litchfield
Craig G. Litchfield, Chairman,
President and CEO

CITIZENS BANCORP, INC.

By:	/s/ Charles H. Updegraff, Jr.
Charles H. Updegraff, Jr., Chairman,
President and CEO

Exhibit 1

FORM OF BANK PLAN OF MERGER

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of          , 2006, is by and between CITIZENS & NORTHERN BANK, a Pennsylvania bank and trust company (“C&N Bank”), and CITIZENS TRUST COMPANY, a Pennsylvania bank and trust company (“CTC”).

BACKGROUND

1. C&N Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”). The authorized capital stock of C&N Bank consists of           shares of common stock, par value $      per share (“C&N Bank Common Stock”), of which at the date hereof           shares are issued and outstanding.

2. CTC is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Citizens Bancorp, Inc. (“Citizens”). The authorized capital stock of CTC consists of 500,000 shares of common stock, par value $1.25 per share (“CTC Common Stock”), of which at the date hereof 305,060 shares are issued and outstanding.

3. The respective Boards of Directors of C&N Bank and CTC deem the merger of CTC with and into C&N Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

4. The respective Boards of Directors of C&N Bank and CTC have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of C&N and Citizens have adopted resolutions approving an Agreement and Plan of Merger dated as of December   , 2006 (the “Agreement”), between C&N and Citizens, pursuant to which this Bank Plan of Merger is being executed by C&N Bank and CTC.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, C&N Bank and CTC, intending to be legally bound hereby, agree:

ARTICLE I

MERGER; BUSINESS

1.1 Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): CTC shall merge with and into C&N Bank; the separate existence of CTC shall cease; and C&N Bank shall be the surviving bank under the name and title “Citizens & Northern Bank” (such transaction referred to herein as the “Bank Merger” and C&N Bank, as the surviving bank in the Merger, referred to herein as the “Surviving Bank”).

1.2  Business.  The business of the Surviving Bank shall be conducted at the main office of C&N Bank, and shall be located at 90-92 Main Street, Wellsboro, Pennsylvania 16901, and its legally established branches, which shall include the main office and all of the branch offices of CTC.

ARTICLE II

ARTICLES OF INCORPORATION AND BY-LAWS

On and after the Effective Date of the Merger, the articles of incorporation and by-laws of C&N Bank shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1  Board of Directors.  On and after the Effective Date of the Merger, the Board of Directors of C&N Bank as the Surviving Bank in the Merger shall consist of those persons who were the directors of C&N Bank immediately prior to the Effective Date and Charles H. Updegraff, Jr. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and by-laws of the Surviving Bank. The names and addresses of the directors are:

Name	Residence Address

3.2  Officers.  On and after the Effective Date of the Merger, the officers of C&N Bank duly elected and holding office immediately prior to such Effective Date and Charles H. Updegraff, Jr., as Executive Vice President and Chief Operating Officer, shall be the officers of C&N Bank, as the Surviving Bank in the Merger.

ARTICLE IV

CONVERSION OF SHARES

4.1  Stock of C&N Bank.  Each share of C&N Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

4.2  Stock of CTC.  Each share of CTC Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefore.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on the date on which articles of merger executed by CTC and C&N Bank are filed with and endorsed by the Pennsylvania Department of Banking, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date: The separate existence of CTC shall cease; the principal and branch offices of CTC shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of C&N Bank and CTC shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of C&N Bank and CTC to effect the Merger shall be subject to (i) the approval of this Plan of Merger by Citizens and C&N in their capacities as the sole shareholder of CTC and C&N Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of CTC and the branch offices of CTC as offices of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Agreement on or before the Effective Date.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X

MISCELLANEOUS

10.1  Extensions; Waivers.  Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

10.2  Notices.  Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

10.3  Captions.  The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4  Counterparts.  For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5  Governing Law.  This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	CITIZENS & NORTHERN BANK

By: _ _
Secretary	Craig G. Litchfield, Chairman,
President & CEO

(SEAL)

ATTEST:	CITIZENS TRUST COMPANY

By: _ _
Secretary	Charles H. Updegraff, Jr., Chairman,
President & CEO

(SEAL)

Exhibit 2

FORM OF AFFILIATE LETTER

December   , 2006

Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901

Gentlemen:

Citizens & Northern Corporation (“C&N”) and Citizens Bancorp, Inc. (“Citizens”) desire to enter into an Agreement and Plan of Merger dated as of December   , 2006 (“Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Citizens will merge with and into C&N with C&N surviving the merger and (b) shareholders of Citizens will receive common stock of C&N and/or cash in exchange for common stock of Citizens outstanding on the closing date (the foregoing, collectively, referred to herein as the “Merger”).

C&N has required, as a condition to its execution and delivery to Citizens of the Agreement, that the undersigned, being a director and/or executive officer of Citizens, execute and deliver to C&N this Letter Agreement.

The undersigned, in order to induce C&N to execute the Agreement, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Citizens called to vote for approval of the Agreement and the Merger so that all shares of common stock of Citizens then owned by the undersigned or over which the undersigned exercises voting control (collectively, “Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings, and agrees to vote or cause to be voted all such Shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Citizens) and (ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving Citizens and any other person other than C&N or an affiliate of C&N;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Citizens, to approve or adopt the Agreement;

(c) Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled (as defined for purposes of Rule 144 under the Securities Act) by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the shareholder meeting of Citizens held in connection with the vote on the Agreement or a gift where the donee has agreed in writing to abide by the terms of this Letter Agreement in a form reasonably satisfactory to C&N;

(d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of C&N received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”) covering sales of such C&N common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to C&N or as described in a “no-action” or interpretive letter from the staff of the Securities and Exchange Commission issued to the undersigned or Citizens for such purpose, is not required to be registered under the Securities Act; and acknowledges and agrees that C&N is under no obligation to register the sale, transfer or other disposition of C&N common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

(e) Agrees that neither Citizens nor C&N shall be bound by any attempted sale of any shares of Citizens common stock or C&N common stock, respectively, and C&N’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of C&N common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

(f) Agrees to use reasonable efforts to cause the provisions of subparagraph (e) hereof to be observed with respect to shares of C&N common stock received in the Merger owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns 10% of any class of equity securities or of the equity interest; and

(g) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

It is understood and agreed that the provisions of subparagraphs (a) and (b) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Citizens common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities and fiduciary duties as a director or officer of Citizens. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Citizens common stock held or controlled by the undersigned as of the date hereof.

The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

This Letter Agreement shall inure to the benefit of C&N, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives. This Agreement shall survive the death or incapacity of the undersigned.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, C&N shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate C&N for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and C&N by signing and returning to C&N a counterpart hereof.

Very truly yours,

Name:

Accepted as of this           day of
December, 2006:

CITIZENS & NORTHERN CORPORATION

By:
Craig G. Litchfield, Chairman,
President & CEO

EXHIBIT 3

FORM OF TAX OPINION

C&N and Citizens shall each have received an opinion of Rhoads & Sinon LLP substantially to the effect that, under the provisions of the IRC:

(1) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the IRC;

(2) C&N and Citizens will each be a party to the reorganization within the meaning of Section 368(b) of the IRC;

(3) No gain or loss will be recognized by C&N or Citizens as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

(4) Citizens shareholders who receive only C&N common stock for their shares of Citizens stock will not recognize any gain or loss with respect to shares of C&N stock received (except with respect to cash received in lieu of a fractional interest in C&N common stock and any dividends paid out in advance of the Merger);

(5) Each Citizens shareholder who receives C&N common stock and cash (other than cash in lieu of a fractional share interest in C&N common stock) in exchange for the shareholder’s shares of Citizens common stock will recognize the gain, if any, realized by the shareholder, in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

(6) Each Citizens shareholder’s aggregate tax basis in any shares of C&N common stock received in the transaction (including fractional shares deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Citizens common stock the Citizens shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

(7) Each Citizens shareholder’s holding period in any shares of C&N common stock received in the transaction (including any fractional shares deemed received and redeemed) will, in each instance, include the period during which the shares of Citizens common stock surrendered in exchange therefor were held.

In rendering such opinion, Rhoads & Sinon LLP will be entitled to receive and rely upon customary certificates and representations of officers of C&N and Citizens. Additionally, in rendering such opinion, the following disclaimer will be added to the opinion:

“To ensure compliance with requirements imposed by the Treasury Department and the IRS, we inform you that any federal tax advice contained in this communication (including attachments) is not intended or written to be used and cannot be used for the purpose of avoiding tax penalties that may be imposed under the Internal Revenue Code. Additionally, if the advice provided herein is used to promote, market or recommend to another person any transaction or matter addressed herein, then all such taxpayers, other than the recipient hereto, that review this information, should seek advice based upon that taxpayer’s circumstances from an independent tax advisor with respect to any federal tax or transaction matter discussed herein.”

EXHIBIT 4

FORM OF OPINION OF CITIZENS & NORTHERN CORPORATION COUNSEL

Citizens shall have received from counsel to C&N an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

1. C&N is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

2. C&N has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/Proxy Statement.

3. C&N Bank is a validly existing commercial bank organized under the laws of the Commonwealth of Pennsylvania, duly authorized to conduct its business in the Commonwealth of Pennsylvania and own its property as described in the Prospectus/Proxy Statement.

4. The deposit accounts of C&N Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act.

5. The shares of common stock of C&N being issued to the shareholders of Citizens upon the consummation of the Merger are duly authorized, validly issued, fully paid and non-assessable.

6. Each of C&N and C&N Bank has full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger, respectively. The execution and delivery of the Agreement and the Bank Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of C&N and C&N Bank, as the case may be, and the Agreement and the Bank Plan of Merger constitute valid and legally binding obligations of C&N and C&N Bank, respectively, enforceable in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).

7. To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for C&N and C&N Bank in order for each of C&N and C&N Bank to consummate the transactions contemplated by the Agreement have been received and to our knowledge no action has been taken, or is pending or threatened, to revoke any such authorization or approval.

8. Based upon advice received from the Securities and Exchange Commission, the registration statement for the issuance of the common stock of C&N to the shareholders of Citizens is effective under the Securities Act and no stop order suspending the effectiveness has been issued under the Securities Act or proceedings therefore initiated by the Securities and Exchange Commission or, to our knowledge, any state securities commissions or administrators.

9. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Bank Plan of Merger, nor compliance by C&N or C&N Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under the articles of incorporation or bylaws of C&N or C&N Bank, or (ii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or the Pennsylvania Banking Code, the Federal Deposit Insurance Act, the Bank Merger Act, the Bank Holding Company Act and the regulations promulgated under such acts, or any other federal or state statute, rule or regulation applicable to C&N or C&N Bank which, in the experience of such counsel, is typically applicable to transactions of the type contemplated by the Agreement.

EXHIBIT 5

FORM OF OPINIONS OF CITIZENS BANCORP, INC. COUNSEL

C&N shall have received from counsel to Citizens an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

1. Citizens is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

2. Citizens has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/Proxy Statement.

3. CTC is a validly existing commercial bank organized under the laws of the Commonwealth of Pennsylvania, duly authorized to conduct its business in the Commonwealth of Pennsylvania and own its property as described in the Prospectus/Proxy Statement.

4. Each of Citizens and CTC has full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger, respectively. The execution and delivery of the Agreement and the Bank Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Citizens and CTC, as the case may be (including approval of its shareholders), and the Agreement and the Bank Plan of Merger constitute valid and legally binding obligations of Citizens and CTC, respectively, enforceable in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).

5. Assuming the satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Bank Plan of Merger, nor compliance by Citizens or CTC with any of the respective provisions thereof, will conflict with or result in a breach or default under the articles of incorporation or bylaws of Citizens or CTC or any Law which, in the experience of such counsel, is typically applicable to transactions of the type contemplated by the Agreement. The foregoing opinion does not extend to authorizations or approvals required to be received from Regulatory Authorities in connection with the transactions contemplated by the Agreement.

EXHIBIT 6

Index Group

Company	% Weighting

ACNB Corp., Gettysburg, PA	2.73%
Alliance Financial Corp., Syracuse, NY	3.63%
AmeriServ Financial Inc., Johnstown, PA	2.54%
Arrow Financial Corp., Glens Falls, NY	6.55%
Bryn Mawr Bank Corp., Bryn Mawr, PA	4.77%
Canandaigua National Corp., Canandaigua, NY	3.84%
CNB Financial Corp., Clearfield, PA	3.01%
Financial Institutions Inc., Warsaw, NY	6.23%
First Chester County Corp., West Chester, PA	2.75%
First National Community Bncp, Dunmore, PA	8.65%
Franklin Financial Services, Chambersburg, PA	2.54%
Leesport Financial Corp., Wyomissing, PA	3.04%
Omega Financial Corp., State College, PA	9.79%
Orrstown Financial Services, Shippensburg, PA	5.52%
Pennsylvania Commerce Bancorp, Harrisburg, PA	3.83%
Royal Bancshares of PA, Narberth, PA	6.80%
Smithtown Bancorp Inc., Hauppauge, NY	6.04%
Suffolk Bancorp, Riverhead, NY	8.50%
Univest Corp. of Pennsylvania, Souderton, PA	9.24%

Total	100.00%